Exhibit 10.16

HEALTHCARE SERVICES, INC.

WARRANT AND LICENSE AGREEMENT

Exhibits
Exhibit 1 — Form of Warrant
Exhibit 2 — Stockholder Agreement

i

DEFINED TERMS

Accretive	1
Accretive Companies	8
Accretive Information	6
Act	5
Affiliate	8
Aggregate Exercise Price	6
Agreement	1
Change of Control	8
Commission	5
Common Stock	9
Exercise Price	2
Expiration Date	2
Incumbent Directors	9
Letter Agreement	1
License	1
License Warrant	2
License Warrant Exercise Price	2
License Warrant Shares	2
Person	9
Proprietary Rights	9
Restricted Period	9
Revenue Cycle Consultant	7
Service Provider	7
Service Warrant Exercise Price	2
Service Warrant Shares	2
Service Warrants	2
Services	1
Subsidiary	9
Third Party Purchaser	9
Warrant Shares	2
Warrants	2
Zimmerman	1
Zimmerman Proprietary Rights	10
Zimmerman Restricted Parties	7

ii

WARRANT AND LICENSE AGREEMENT
     WARRANT AND LICENSE AGREEMENT, made as of January      , 2005 (the “Agreement”), by and between HEALTHCARE SERVICES, INC., a Delaware corporation (“Accretive”), and MICHAEL ZIMMERMAN and ZIMMERMAN AND ASSOCIATES, a Wisconsin limited liability corporation (“Zimmerman”, Zimmerman and Michael Zimmerman shall be referred to hereafter, collectively, as the “Zimmerman Entities”).
Recitals
     A. Pursuant to the binding term sheet dated as of February 17, 2004 (the “Letter Agreement”), by and between the Zimmerman Entities and Accretive, the Zimmerman Entities have agreed to license certain of their intellectual property and other proprietary rights to Accretive, to provide sales support to Accretive, to enter into certain restrictive covenants for the benefit of Accretive and to assist Accretive in the development of Accretive’s business by making referrals to certain potential customers of Accretive.
     B. Pursuant to the Letter Agreement, Accretive has agreed, in consideration of the foregoing, to issue to Michael Zimmerman one or more warrants to purchase shares of Accretive’s Series C Common Stock pursuant to the terms of this Agreement. Michael Zimmerman is the sole owner of Zimmerman and Associates.
     NOW, THEREFORE, in consideration of the foregoing and the other provisions of this Agreement, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Accretive and Zimmerman agree as follows:
     1. Business Development and Sales Support. Accretive hereby acknowledges that the Zimmerman Entities have provided support to Accretive’s sales efforts by providing independent, objective assessments of the potential impact of a revenue cycle managed service solution to one or more customers of Accretive. Zimmerman hereby agrees to continue to support Accretive’s sales efforts by providing independent, objective assessments and by facilitating introductions of potential customers to Accretive. In addition, Zimmerman hereby agrees to provide prominent advertising space in its publications, at no cost to Accretive, and to provide presentation opportunities for Accretive, at no cost to Accretive, at conferences and other events sponsored or organized by Zimmerman, as may reasonably be requested by Accretive. Collectively, the services heretofore provided and to be provided by Zimmerman pursuant to this Section 1 shall be referred to herein as the “Services.”
     2. License and Use of Proprietary Rights. Subject to the terms and conditions of this Agreement, the Zimmerman Entities hereby grant to Accretive and its Affiliates an exclusive, worldwide, royalty-free, perpetual, irrevocable, transferable, sub-licensable right and license to use the Zimmerman Licensed Materials, in any lawful manner, and in any media and any jurisdiction, as Accretive may desire, including, but not limited to, the unrestricted right to use, modify, combine with other information or materials, create derivative works based on, and commercially exploit the Zimmerman Licensed Material (the “License”). The Zimmerman Entities have delivered the Licensed Material to Accretive, or has otherwise made the Licensed Material available to Accretive. The Zimmerman Entities shall have the obligation to continue to make the Licensed Material available to Accretive and shall provide to Accretive the materials and information necessary to permit Accretive to utilize the Zimmerman Licensed Material as may be requested by Accretive. The Zimmerman Entities shall provide Accretive with all logins and passwords necessary to access the Licensed Material electronically and shall update its delivery of the Licensed Materials annually.
     3. Authorization and Issuance of Securities.
          3.1 Subject to the terms and conditions hereof, in consideration of the Services heretofore provided and to be provided hereunder pursuant to Section 1, Accretive agrees to authorize and issue to Michael Zimmerman a warrant (the “Service Warrant”), substantially in the form of Exhibit 1 hereto, in each case to purchase 416,667 shares of Common Stock (the “Service Warrant Shares”), at a price per share of $ 1.12 (the “Service Warrant Exercise Price”). The Service Warrants shall expire on the earlier of (i) January 15, 2015 or (ii) the consummation of a Change of Control (the “Expiration Date”).
          3.2 Subject to the terms and conditions hereof, in consideration of the License granted to Accretive pursuant to Section 2, Accretive agrees to authorize and issue to Michael Zimmerman a warrant (the “License Warrant”), substantially in the form of Exhibit 1 hereto, to purchase 416,667 shares of Common Stock (the “License Warrant Shares”), at a price per share of $1.12 (the “License Warrant Exercise Price”). The License Warrant shall expire on the Expiration Date.
          3.3 The term “Warrants” as used herein shall mean the Service Warrant and the License Warrant being delivered pursuant to this Agreement and all warrants issued in exchange or substitution therefor; the term “Warrant Shares” as used herein shall mean the shares of Common Stock issuable upon exercise of the Warrants and all shares of Common Stock issued in exchange or substitution therefor; and the term “Exercise Price” shall mean the Service Warrant Exercise Price or the License Warrant Exercise Price, as applicable.
     4. Delivery of Warrants. Promptly following the execution and delivery of this Agreement by each of the parties hereto, Accretive shall deliver to Michael Zimmerman the Warrants, registered in its name.
     5. Stockholder Agreement. The Zimmerman Entities hereby acknowledge and agree that the Warrants are, and the Warrant Shares received upon exercise thereof will be, subject to a Stockholder’s Agreement which carries restrictions in a form substantially similar to that which is attached hereto as Exhibit 2. The Zimmerman Entities hereby agree to be, and to cause each subsequent transferee of any Warrant or Warrant Shares to be, bound by the terms and conditions of the Stockholders Agreement as an Investor (as defined therein), and to execute or cause to be executed such documentation as may be reasonably requested by Accretive to give effect to the foregoing.
     6. Representations and Warranties by Accretive. Accretive represents and warrants to the Zimmerman Entities that:
          6.1 Organization, Standing, etc. Accretive is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own its properties and to carry on its business in all material respects as it is now being conducted. Accretive has the requisite corporate power and authority to issue the Warrants and the Warrant Shares, and to otherwise perform its obligations under this Agreement and the Warrants.
          6.2 Qualification. Accretive is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification or licensing necessary and failure to be so qualified or licensed would have a material adverse impact on its business.
          6.3 Warrants and Warrant Shares. The Warrants, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions, except as set forth in Section 5 hereof.
          6.4 Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of Accretive, and has been duly executed and delivered by authorized officers of Accretive. All corporate action necessary to the authorization, creation, issuance and delivery of the Warrants and the Warrant Shares has been taken on the part of Accretive. This Agreement is, and each of the Warrants when issued pursuant to the terms of this Agreement will be, a valid and binding agreement of Accretive enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and except for judicial limitations on the enforcement of the remedy of specific enforcement and other equitable remedies.
     7. Representations and Warranties of the Zimmerman Entities. The Zimmerman Entities represent and warrant that:
          7.1 Organization, Standing, etc. Zimmerman is a limited liability corporation, duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and has the requisite power and authority to own its properties and to carry on its business in all material respects as it is now being conducted. Zimmerman has the requisite power and authority to perform the Services, to grant to Accretive the License, to agree to and perform the restrictive covenants set forth in Section 9, and to otherwise perform its obligations under this Agreement and the Warrants. Michael Zimmerman is the sole owner of Zimmerman.
          7.2 Qualification. Zimmerman is duly qualified or licensed as a foreign entity in good standing in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification or licensing necessary and failure to be so qualified or licensed would have a material adverse impact on its business.
          7.3 Acts and Proceedings. This Agreement has been duly authorized by all necessary action on behalf of Zimmerman, and has been duly executed and delivered by authorized representatives of Zimmerman. This Agreement is a valid and binding agreement of Zimmerman enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and except for judicial limitations on the enforcement of the remedy of specific enforcement and other equitable remedies.

          7.4 Information Provided. The information provided to Accretive by the Zimmerman Entities and any of their officers, directors, employees, consultants or other agents or representatives in connection with this Agreement, the Services or the License with respect to the Zimmerman Entities is true, complete and correct in all respects.
          7.5 Information Received. The Zimmerman Entities:
     (a) have received such documents, materials and information as they deem necessary or appropriate for evaluating an investment in Accretive;
     (b) have carefully read and understand these materials; and
     (c) have made such further investigation as was deemed appropriate to obtain additional information to verify the accuracy of such materials and to evaluate the merits and risks of its investment in the Warrants and the Warrant Shares.
          7.6 Due Diligence. The Zimmerman Entities have had an opportunity to ask questions of and receive answers from the officers of Accretive, concerning the terms and conditions of this investment, and all such questions have been answered to the full satisfaction of the undersigned.
          7.7 No Solicitation. The Zimmerman Entities confirm that the Warrants and the Warrant Shares were not offered to them by any means of general solicitation or general advertising.
          7.8 Investor Status. The Zimmerman Entities:
     (a) were not formed for the specific purpose of investing in the Warrants or the Warrant Shares;
     (b) have total assets in excess of US$5,000,000;
     (c) have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Accretive;
     (d) are able to bear the economic risks of an investment in the Warrants and the Warrant Shares, and at the present time could afford a complete loss of such investment; and
     (e) are acquiring the Warrants and the Warrant Shares for their own account, for investment purposes only, and not with a view towards the sale or other distribution thereof, in whole or in part.
          7.9 No Registration. The Zimmerman Entities understand that the Warrants have not been, and that the Warrant Shares will not be, registered under the securities laws of any state, under the Securities Act of 1933, as amended (the “Act”) or under the securities laws of any other country and are offered in reliance on exemptions therefrom (which depend upon, among other things, the bona fide nature of the investment intent and the truth and accuracy of the representations of the Zimmerman Entities as expressed herein), and that the Warrants and the Warrant Shares have not been approved or disapproved by the Securities and Exchange Commission (the “Commission”), by any other federal or state agency or by any other equivalent foreign agency.
          7.10 Nature of Investment. The Zimmerman Entities recognize that Accretive is a highly speculative venture involving a high degree of financial risk and the Zimmerman Entities are familiar with the nature of, and risks attendant to, investments in securities of the type being subscribed for and has determined that the purchase of such securities is consistent with their investment objectives.
          7.11 Transferability. The Zimmerman Entities understand that: (a) there will be no public market for the Warrants or the Warrant Shares; and (b) it may not be possible to liquidate their investment in Accretive and accordingly, they may have to hold the Warrants and the Warrant Shares, and bear the economic risk of this investment, indefinitely.
          7.12 Restrictions on Disposition. Except as expressly provided in Section 7.13 hereof, and notwithstanding the provisions of any other agreement to which the Company and the Zimmerman Entities are a party, or are bound under, until such time as there is a Public Market for the Common Stock of the Company, may not, directly or indirectly, voluntarily or involuntarily, sell, transfer, negotiate, pledge, hypothecate, assign or any other way dispose of (collectively, “Dispose” or a “Disposition”) the Warrants, or the Restricted Stock acquired as a result of the exercise of the Warrants, now owned or hereafter acquired by him or any part thereof either during the Recipient’s lifetime or upon his death.
          7.13 Exceptions to Restrictions on Disposition. The restrictions set forth in Section 7.12 hereof shall not apply to any of the following Dispositions: (i) any repurchase or redemption by the Company from the Recipient of the Restricted Stock, provided that such repurchase or redemption is effectuated in accordance with applicable law and as set forth in the Amended and Restated Certificate of Incorporation of the Company; or (ii) to the Recipient’s spouse, children, sisters or brothers (collectively, “Family Members” and, individually a “Family Member”) or any trust, limited partnership or limited liability company primarily for the benefit of a Family Member or Family Members; provided, however, with respect to any of the foregoing that any such transferee shall agree in writing to be bound by, and the shares so transferred shall remain subject to, the terms and conditions of this Agreement.
          7.14 Separate Representation. The Zimmerman Entities acknowledge that they have been advised to consult with its own attorney regarding legal matters concerning Accretive and to consult with its tax advisor regarding the tax consequences of participating in Accretive.
          7.15 Accretive Representations. Except as set forth herein, the Zimmerman Entities are not relying on any representations, warranties, projections, covenants or other statements or commitments, written or oral, by Accretive, its officers, directors, representatives or agents in connection with its investment in the Warrants and the Warrant Shares.
          7.16 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission by the Zimmerman Entities, any right, interest or valid claim against Accretive for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement. The

Zimmerman Entities will indemnify and hold Accretive harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable as a result of the actions of the Zimmerman Entities in connection with the transactions contemplated by this Agreement.
          7.17 Zimmerman Licensed Material. Zimmerman (a) owns all rights, title and interest in and to the Zimmerman Licensed Material, and has not previously granted, pledged or made any other disposition to any other entity or any individual of any right, title or interest in or to the Zimmerman Licensed Material, and shall not make any such disposition to any individual or to any entity other than Accretive; and (b) none of the Zimmerman Licensed Material in any manner infringe or otherwise violate the intellectual property or other proprietary rights of any individual or entity.
     8. The Warrants.
          8.1 Exercise of Warrants. The rights represented by any Warrant issued pursuant hereto may be exercised by Michael Zimmerman, in whole or in part, by delivering to Accretive (i) the Warrant, together with a properly completed Election to Purchase in the form attached thereto; and (ii) at Michael Zimmerman’s option, either (A) a certified check or bank draft in an amount equal to the product of the Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise (the “Aggregate Exercise Price”) or (B) via wire transfer in an amount equal to the Aggregate Exercise Price. Upon such exercise Michael Zimmerman shall be deemed to have become the owner of record of such Warrant Shares as of the date of delivery to Accretive of the Warrant and the Exercise Price therefor as provided in clauses (i) and (ii) above.
          8.2 Partial Exercise. If a Warrant is exercised in part at any time, a new Warrant or Warrants shall be issued for the unexercised portion of such Warrant. All Warrants surrendered upon exercise shall be canceled.
          8.3 Taxes. Michael Zimmerman will pay all taxes attributable to the issuance of Warrant Shares upon the exercise of the Warrants, including without limitation any tax which may be payable in respect of any transfer involved in the issue of any Warrant or any Warrant Shares in a name other than that of Michael Zimmerman.
          8.4 Stock Fully Paid; Reservation of Shares. Accretive covenants and agrees that all Warrant Shares that may be issued upon the exercise of the Warrants will, upon issuance in accordance with the terms of the Warrants, be fully paid and nonassessable. Accretive further covenants and agrees that, until expiration of the Warrants, Accretive will at all times have authorized and reserved a sufficient number of shares of its Common Stock for the purpose of issue upon the exercise of the Warrants.
          8.5 Replacement of Warrants or Certificates Representing Warrant Shares. Upon receipt of evidence reasonably satisfactory to Accretive of the loss, theft, destruction or mutilation of any Warrants or certificates representing Warrant Shares, and, in the case of any such loss, theft or destruction, upon delivery of an indemnity satisfactory to Accretive, or, in the case of any such mutilation, upon surrender and cancellation of the Warrants or certificates representing Warrant Shares, as the case may be, Accretive will issue new Warrants or certificates representing

Warrant Shares, as the case may be, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Warrants or certificates representing Warrant Shares, as the case may be.
     9. Restrictive Covenants. This Section 9 shall apply in addition to, and be severable from, any other obligations that the parties hereto may have pursuant to any agreement between the Zimmerman Entities and Accretive and/or its Affiliates.
          9.1 Accretive Information. The Zimmerman Entities hereby acknowledge that (a) any confidential information and customer names and accounts of Accretive, its Subsidiaries and its predecessors (“Accretive Information”) are and will at all times be the sole and separate property of Accretive, in which the Zimmerman Entities have no rights whatsoever, and (b) all activities of or work performed for the benefit of Accretive and the goodwill resulting from the efforts of the Zimmerman Entities are and at all times will be the sole and separate property of Accretive, which goodwill is intended to be protected, in part, by this Section 9. Except to the extent specifically permitted under this Agreement, neither the Zimmerman Entities nor any of their current or future owners, officers or directors (collectively with Zimmerman, the “Zimmerman Restricted Parties”) shall use or disclose any Accretive Information without the prior written consent of Accretive.
          9.2 Non-Interference with Accretive. The Zimmerman Entities agree that, at any time during the Restricted Period, the Zimmerman Restricted Parties will not, directly or indirectly, whether on their own behalf, or for any other person or entity, solicit any customer or vendor of Accretive or its Subsidiaries during the Restricted Period, nor shall the Zimmerman Restricted Parties otherwise interfere with the relationship between Accretive (including its Subsidiaries) and any of its customers or vendors.
          9.3 Non-Interference with Zimmerman. Accretive agrees that, at any time during the Restricted Period, Accretive will not, directly or indirectly, whether on its own behalf or for any other person or entity, solicit any customer or vendor of the Zimmerman Entities during the Restricted Period, nor shall Accretive otherwise interfere with the relationship between the Zimmerman Entities and any of its customers or vendors.
          9.4 Non-Disparagement. During the Restricted Period, each of Accretive and the Zimmerman Restricted Parties shall refrain from making any oral or written statements that disparage or place the other party, or any of their respective Affiliates, in a false or negative light.
          9.5 Zimmerman Non-Competition. The Zimmerman Entities agree that, during the Restricted Period, no Zimmerman Restricted Party nor any person or enterprise controlled by a Zimmerman Restricted Party will (i) become a stockholder, member, partner, director, officer, agent, contractor, employee or representative of any entity, (ii) engage as a sole proprietor in any business, (iii) act as a consultant to any of the foregoing or (iv) otherwise engage directly or indirectly in any enterprise, in each case, that competes with the Business of Accretive (a “Service Provider”) in any geographic territory in which Accretive or any of its Subsidiaries operates as of the date the Restricted Period ends; provided, however, that the foregoing shall not prohibit the ownership of less than one percent (1%) of the outstanding shares of the stock of any company engaged as a Service Provider, which shares are regularly traded on a national securities exchange or in any over-the-counter market. Notwithstanding the foregoing, the Zimmerman Entities shall not be deemed to have violated this covenant by engaging in the Business of Zimmerman.
          9.6 Acknowledgement. The parties hereto hereby acknowledge and agree that the covenants and agreements set forth in this Section 9 are essential to protect and Accretive and its Subsidiaries and their respective goodwill and are being entered into in consideration for, among other things, the Services, the License and Accretive’s agreement to issue the Warrants and upon exercise thereof the Warrant Shares, and that the scope and duration of such covenants and agreements are reasonably designed to protect a protectible interest of the parties and are not excessive in light of the circumstances.
          9.7 Notice of Breach of Breach of Zimmerman Covenants. In the event that Accretive becomes aware of a breach of the covenants of the Zimmerman Entities set forth in Sections 1, 2 or 9 of this Agreement (the “Zimmerman Covenants”), Accretive shall provide the Zimmerman Entities with written notice of the conduct giving rise to the claim that the Zimmerman Covenants have been breached. The Zimmerman Entities shall have a commercially reasonable period of time, based on the nature of the conduct, to cure the alleged breach or, alternatively, to demonstrate to Accretive’s reasonable satisfaction that the conduct giving rise to the claim did not constitute a breach of the Zimmerman Covenants. The commercially reasonable period shall not exceed 30 days. In the event that the Zimmerman Entities fail to cure a material breach of the Zimmerman Covenants, as provided for in this Section 9.7, the Warrants granted to the Zimmerman Entities under Section 3 of this Agreement and by virtue of the Form of Warrant which is attached to this Agreement as Exhibit 1 shall be deemed cancelled and shall be non-exercisable.
          9.8 Blue Pencil. If any arbitrator or court of competent jurisdiction shall at any time deem the term of any particular covenant set forth in this Section 9 too lengthy or the territory thereof too extensive, the other provisions of this Section 9 shall nevertheless stand, and the term of these covenants shall be deemed to be the longest period permissible by law under the circumstances and the territory thereof shall be deemed to comprise the largest territory permissible by law under the circumstances. The arbitrator or court in each case shall reduce the term of these covenants and/or the territory thereof to a permissible duration or size.
     10. Indemnification. The Zimmerman Entities shall reimburse, defend, indemnify, and hold Accretive harmless against any and all actions, damages, losses, expenses, claims, demands, costs and liabilities of any nature whatsoever (including attorneys fees and court costs) incurred by Accretive in connection with or arising out of a breach of any of the representations, warranties or obligations set forth herein, including but not limited to any claim that any of Zimmerman’s Proprietary Rights infringes or otherwise violates the intellectual property or other Proprietary Rights of any third party.
     11. Definitions. Unless the context otherwise requires, the terms defined in this Section 11 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.
          “Accretive Companies” shall mean Accretive and its Subsidiaries, as they exist from time to time.

          “Affiliate” means (a) any director or officer of Accretive or any Subsidiary, (b) any Person who, individually or with his immediate family, directly or indirectly beneficially owns or holds 5% or more of the voting interest of Accretive or any Subsidiary, or (c) any corporation, partnership or other Person in which any Person or group of Persons described above directly or indirectly owns a 5% or greater equity interest.
          “Business of Accretive” means the business of providing services or solutions target at improving revenue cycle performance of healthcare providers.
          “Business of Zimmerman” means (a) the business of providing consulting services to healthcare providers in the area of assessments, b) the delivery of discrete revenue cycle improvement projects involving consulting services and technology implementation and integration, and (c) the business of providing publications, surveys and educational programs for the healthcare industry. The Business of Zimmerman shall not be construed to include revenue cycle outsourcing or managed services.
          “Change of Control” shall mean (A) the consummation of any consolidation or merger of Accretive where the stockholders of Accretive, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of Accretive issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Accretive to a Third Party Purchaser, (C) any sale of a majority of the voting shares of Accretive to a Third Party Purchaser or (D) any liquidation or dissolution of Accretive.
          Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if in the event of a recapitalization, consolidation or merger (including a reverse merger) of Accretive, (i) persons who, as of the date immediately prior to such recapitalization, consolidation or merger, constitute Accretive’s Board of Directors (the “Incumbent Directors”) constitute at least a majority of the Board of Directors following such recapitalization, consolidation or merger and (ii) the Chief Executive Officer of Accretive as of the date hereof remains as the Chief Executive Officer of Accretive and a member of the Board of Directors following such recapitalization, consolidation or merger.
          “Common Stock” shall mean Accretive’s Series C Common Stock, par value $0.01 per share.
          “Licensed Material” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, internet domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information, including, but not limited to, all ideas, research and development, bench-marking information, know-how, formulas, compositions, tools, methodologies, processes and techniques, technical data, design, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (f) all computer software and databases (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).
          “Person” shall mean any individual, entity or group, within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding (a) the Accretive Companies, (b) any employee stock ownership or other employee benefit plan maintained by Accretive and (c) an underwriter or underwriting syndicate that has acquired Accretive’s securities solely in connection with a public offering thereof.
          “Restricted Period” means the period beginning on the date hereof and ending on the third (3rd) anniversary of the Expiration Date.
          “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with Accretive if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          “Third Party Purchaser” shall mean any Person or group of Persons, none of whom is, immediately prior to the subject transaction, a stockholder of Accretive or an Affiliate of a stockholder of Accretive.
          “Zimmerman Licensed Material” means any Licensed Material owned or licensed by a Zimmerman Entity, including without limitation any revenue cycle methodologies, tools, technology, benchmarking information and other intellectual property related to healthcare provider revenue cycles.
     12. Changes, Waivers, etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
     13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail,
     (a) if to any holder of any Warrants or Warrant Shares, addressed to such holder at its address as shown on the books of Accretive, or at such other address as such holder may specify by written notice to Accretive, or
     (b) if to Accretive, addressed to Accretive Health, 401 North Michigan Avenue, Suite 2700, Chicago, Illinois, 60611, Attention: Gregory Kazarian or to such other address as Accretive may specify by written notice to Zimmerman, and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail, when received.
     14. Survival of Representations and Warranties, etc. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by either party or on its behalf, and the issuance of the Warrants to Michael Zimmerman. All statements contained in any certificate, instrument or other writing delivered by or on behalf of either party pursuant hereto or in connection with or contemplation of the transactions herein contemplated (other than legal opinions) shall constitute representations and warranties by either party hereunder.
     15. Successors and Assigns. Neither this Agreement nor any of the obligations of any Zimmerman Entity arising hereunder may be assigned thereby without the prior written consent of Accretive. Accretive may assign any or all of its rights and/or obligations hereunder without the prior written consent of any party hereto. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by the holder or holders at the time of any of the Warrants or Warrant Shares.
     16. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.
     17. Choice of Law. It is the intention of the parties that the laws of Illinois shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.
     18. Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     19. Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.
     20. Entire Agreement; Termination of Letter Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof, including without limitation the Letter Agreement, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof except in accordance with Section 12. The parties hereto agree that, upon the execution and delivery of this Agreement, the Letter Agreement shall terminate and be of no further force or effect whatsoever.
     21. Remedies. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled, without posting a bond or other security and without the necessity of showing actual monetary damages, to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

HEALTHCARE SERVICES, INC.
By:	/s/ Greg Kazarian
Its: Senior Vice President/General Counsel

ZIMMERMAN AND ASSOCIATES
By:	/s/ Michael Zimmerman
Its: Chief Executive Officer

Michael Zimmerman
By:	/s/ Michael Zimmerman

AMENDMENT TO WARRANT AND LICENSE AGREEMENT
     This AMENDMENT to WARRANT AND LICENSE AGREEMENT (this “Amendment”), is dated as of May 3, 2010, by and among Accretive Health, Inc., a Delaware corporation formerly known as Healthcare Services, Inc. (the “Company”), Michael Zimmerman (“Zimmerman”), and Zimmerman, LLC (the “LLC”), a Wisconsin limited liability company formerly known as Zimmerman and Associates. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).
     WHEREAS, the Company, Zimmerman and the LLC are parties to the Warrant and License Agreement dated as of January 2005 (the “Agreement”);
     WHEREAS, on August 19, 2009, Zimmerman assigned (the “First Assignment”) to Zimmerman Irrevocable Children’s Trust (the “Trust”) a warrant to purchase up to 19,000 shares of the Company’s Series C Common Stock, par value $0.01 per share (“Series C Common Stock”), with an exercise price per share of $1.12;
     WHEREAS, on August 19, 2009, Zimmerman assigned (the “Second Assignment” and together with the First Assignment, the “Assignments”) to Michael E. Zimmerman Grantor-Retained Annuity Trust (the “GRAT”) a warrant to purchase up to 104,116.75 shares of Series C Common Stock with an exercise price per share of $1.12;
     WHEREAS, Zimmerman remains the holder of a warrant to purchase up to 710,217.25 shares of Series C Common Stock with an exercise price per share of $1.12;
     WHEREAS, on the date hereof, the Company is expected to effect a split of its Series B Common Stock, par value $0.01 per share (“Series B Common Stock” and together with the Series C Common Stock, the “Common Stock”)), and Series C Common Stock, pursuant to which each outstanding share of Common Stock will be reclassified into a specified number of additional shares of Common Stock;
     WHEREAS, the undersigned, comprising each of the parties to the Agreement, desire to amend the Agreement as provided below;
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, the parties hereto agree as follows:
     1. A new Section 8.6 is added to the Agreement to read in its entirety as follows:
“8.6 Reclassification of Shares; Other Changes to Number and Kind of Shares; Notice of Adjustments. If the Company at any time while any of the Warrants remains outstanding shall, by combination, reclassification, exchange, split, dividend or distribution, or subdivision of securities or otherwise, change any of the securities as to which purchase rights under such Warrants exist into the same or a different number of securities of the same or any other class or series, or classes or series of securities, such Warrants shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under such Warrants immediately prior to such combination, reclassification, exchange, split, dividend or distribution, subdivision or other change and the Exercise Price(s) shall be proportionately decreased in the case of a split, dividend or distribution, subdivision or other increase in number of securities, or proportionately increased in the case of a combination or other decrease in number of securities, all subject to further adjustment as provided in this Section 8.6.
Whenever the Exercise Price or number or kind of securities subject to the Warrants shall be adjusted or changed pursuant to this section, within 30 days after any such adjustment or change, the Company shall issue a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment or change, the amount and type of the adjustment or change, the method by which such adjustment or change was calculated and the resulting Exercise Price and number and kind of Warrant Shares after giving effect to such adjustment or change, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the registered holder(s) of the Warrants The Company shall deliver written notice to the registered holder(s) of the Warrants of a proposed Change of Control at least 15 business days prior to the anticipated date of the closing of the Change of Control, which written notice shall reference this section and set forth the name and address of the parties to the proposed Change of Control and the terms of the proposed Change of Control.”
     2. Warrants Remain Outstanding and Exercisable Following IPO. The Company agrees and acknowledges that (a) any one or a combination of the transfer of shares of the Company’s capital stock or the Company’s issuance of the Company’s capital stock pursuant to or in connection with the public offering of the Company’s capital stock as contemplated in the Company’s registration statement filed with the U.S. Securities and Exchange Commission (Registration No. 333-162186), as amended from time to time (and most recently amended by Amendment No. 4 on April 26, 2010) (the “IPO”) shall not constitute a Change of Control, (b) the IPO shall not constitute a Change of Control; and (c) accordingly the Warrants shall remain outstanding and in full force and effect and fully exercisable pursuant to the terms and conditions thereof following consummation of the IPO and any transfer of shares of the Company’s capital stock pursuant to or in connection with the IPO.
     3. Agreement to be Bound to the Agreement. The Company hereby acknowledges the Assignments, and each of the Trust and the GRAT hereby agree to be bound by, and the Warrants and the shares issuable upon exercise of the Warrants shall remain subject to, the terms and conditions of the Agreement.
     4. Continuing Effect of Agreement. Except as specifically provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

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     5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     6. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterpart signature pages, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Amendment may be executed by exchange of signatures by facsimile.
     7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.
[signature pages follow]

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be executed by their duly authorized representatives, as of the date first written above.

ACCRETIVE HEALTH, INC.

By: Name:	/s/ Daniel A. Zaccardo Daniel A. Zaccaro
Title:	General Counsel

ZIMMERMAN, LLC

By:	/s/ Michael E. Zimmerman

Name:	Michael Zimmerman
Title:	CEO & President

MICHAEL ZIMMERMAN

By:	/s/ Michael E. Zimmerman

ZIMMERMAN IRREVOCABLE CHILDREN’S TRUST

By: Name:	/s/ Michael E. Zimmerman Michael E. Zimmerman
Title:	Trustee

MICHAEL E. ZIMMERMAN GRANTOR-RETAINED ANNUITY TRUST

By: Name:	/s/ Bridget A. Zimmerman Bridget A. Zimmerman
Title:	Trustee